Exhibit 99.1

FOR IMMEDIATE RELEASE

PERRIGO COMPANY PLC COMPLETES ACQUISITION OF ELAN CORPORATION, PLC

DUBLIN, IRELAND – December 18, 2013 - Perrigo Company plc (NYSE, TASE: PRGO) (“Perrigo”) and Elan Corporation, plc (“Elan”) today announced that Perrigo has completed the acquisition of Elan in a cash and stock transaction valued on the date of the announcement at approximately US$8.6 billion. The transaction will create a global healthcare company with an industry-leading growth profile and the geographic scale and scope to continue building a truly differentiated business.

In connection with the acquisition, Perrigo Company and Elan have been combined under a new company incorporated in Ireland and have adopted the global name Perrigo Company plc. Shares of Perrigo will trade on the New York Stock Exchange and the Tel Aviv Stock Exchange under the ticker symbol PRGO. The scheme of arrangement to effect Perrigo’s acquisition of Elan has taken effect today, and Elan shareholders will receive the consideration to which they are entitled under the scheme of arrangement within 14 days.

Perrigo Chairman and CEO, Joseph C. Papa stated, “We are very pleased to welcome the Elan team into the Perrigo family. The combined company establishes a diversified platform that will position Perrigo well for further expansion. When combined with the royalty stream from Tysabri®, a blockbuster product that generated revenues of US$1.6 billion last year, this platform will create an industry-leading global healthcare company with the balance sheet liquidity and operational structure to accelerate our growth. This strategic transaction aligns with Perrigo’s acquisition strategy and our previously-stated intentions to grow our business geographically and through adjacent categories. We expect the combined companies will create tremendous value for shareholders for years to come.”

Key benefits of the transaction

•	Establishes a differentiated platform for further expansion

•	Strengthens business and financial profile with highly diversified revenue streams and enhanced cash flows

•	Creates a combined entity with industry-leading revenue, adjusted EBITDA and earnings growth rates

Platform for International Expansion

•	Operating base in Ireland to serve as a business hub and gateway for expansion into international markets

•	Scale, resources and corporate structure to drive strategic initiatives and investments

•	Differentiated business model well-positioned to continue growth in core markets and to expand into other international markets

Strong Business and Financial Profile

•	Highly diversified revenue stream

•	Strong pro forma cash flows to continue to support an investment grade credit profile

•	Robust and sustainable growth outlook

Financially Compelling

•	Enhances revenue, adjusted EBITDA and earnings growth rates and expands margins

•	Immediately accretive to Perrigo Company’s adjusted earnings per share in fiscal 2014

•	Meaningful synergy opportunities

Perrigo continues to expect the transaction to be more than $0.10 accretive to Perrigo’s non-GAAP earnings per share in fiscal 2014, including anticipated after-tax operational synergies, related cost reductions and tax savings greater than $150 million. Certain of these synergies result from the elimination of redundant public company costs while optimizing back-office support and the global R&D functions. Additionally, tax savings are expected to arise from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations. The Company has the ability to continue to invest in the growth of its businesses with strong anticipated cash flows that will allow for further ongoing deleveraging.

Additional details on the strengths of the combined companies, including revenue and earnings forecasts and updated synergy targets, will be discussed in more detail during Perrigo’s second quarter earnings conference call scheduled for February 6, 2014.

From its beginnings as a packager of generic home remedies in 1887, Perrigo Company plc, headquartered in Ireland, has grown to become a leading global healthcare supplier. Perrigo develops, manufactures and distributes over-the-counter (“OTC”) and generic prescription (“Rx”) pharmaceuticals, nutritional products and active pharmaceutical ingredients (“API”), and receives royalties from Multiple Sclerosis drug Tysabri®. The Company is the world’s largest manufacturer of OTC healthcare products for the store brand market and an industry leader in pharmaceutical technologies. Perrigo’s mission is to offer uncompromised “Quality Affordable Healthcare Products™,” and it does so across a wide variety of product categories primarily in the United States, United Kingdom, Mexico, Israel and Australia, as well as more than 40 other key markets worldwide, including Canada, China and Latin America. Visit Perrigo on the Internet (http://www.perrigo.com).

Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended June 28, 2013, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The directors of Perrigo accept responsibility for all the information contained in this announcement other than information relating to Elan. To the best of the knowledge and belief of the directors of Perrigo (who have taken all reasonable care to ensure that such is the case), the information in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Elan accept responsibility for all the information contained in this announcement other than information relating to Perrigo. To the best of the knowledge and belief of the Directors of Elan (who have taken all reasonable care to ensure that such is the case), the information in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Arthur J. Shannon, Vice President, Investor Relations and Global Communications (269) 686-1709

E-mail: ajshannon@perrigo.com

Bradley Joseph, Director, Investor Relations and Global Communications (269) 686-3373

E-mail: bradley.joseph@perrigo.com

3